Exhibit 10.30

2005 Base Salaries for Named Executive Officers

Name and Title	Salary
James M. Gower	$425,000
Chief Executive Officer, Chairman of the Board and Director
Donald G. Payan	$370,000
Executive Vice President and Scientific Officer and Director
Elliot B. Grossbard	$340,200
Senior Vice President, Medical Development
Raul R. Rodriguez	$330,000
Executive Vice President, Chief Operating Officer
Dolly A. Vance	$315,000
General Counsel and Vice President of Intellectual Property